Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York 10022	1-212-447-9292
1-917-541-8162
Andrew M. Murstein, President
Larry D. Hall, CFO
1-212-328-2100
1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL MOURNS THE PASSING OF

BOARD MEMBER GOVERNOR MARIO M. CUOMO

NEW YORK, NY – January 2, 2015 – Medallion Financial Corp. (Nasdaq: TAXI) joins the nation in mourning the loss of board member Governor Mario M. Cuomo, who passed away on January 1, 2015 at the age of 82. Governor Cuomo joined Medallion Financial’s Board of Directors in 1996 following his twelve years of distinguished service as New York State’s 52nd Governor.

Andrew Murstein, President of Medallion Financial stated, “We are deeply saddened by the death of our esteemed friend and colleague. Governor Cuomo was a valued member of our Board of Directors and a trusted advisor. For over eighteen years, his wisdom and guidance provided invaluable assistance in helping to guide the course of Medallion. He gave us all a “reason to believe.” We were extremely fortunate to have had Governor Cuomo on our Board and he will be greatly missed. On behalf of Medallion’s Board of Directors, Henry Aaron, Senator Lowell Weicker, Frederick Menowitz, David Rudnick, Alvin Murstein, Henry Jackson and Stanley Kreitman, and all of our employees, we extend our deepest condolences to his family.”

*        *        *

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $5 billion to the taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2013 Annual Report on Form 10-K.